September 22, 2011

Fellow Stockholders,

Enclosed with this letter is your third quarter 2011 dividend notice which indicates that this quarter’s dividend amount remains unchanged from the prior quarter. With so much displacement in our national economy over the last month, we would like to take this opportunity to update you on Piedmont’s operations in 2011 and our outlook for 2012.

Leasing Update

Although rental rates remain under pressure, we are encouraged by the amount of leasing activity that Piedmont has completed during the first six months of 2011. During that time, over 2 million square feet of leases (or almost 10%, of our total office portfolio) have been signed. The most active markets have been Washington, D.C., Detroit and Chicago, and we have seen positive leasing momentum in several other markets as well.

Acquisition & Disposition Activity

We also continue to advance our strategy of narrowing our property location footprint and adding assets to our portfolio that we believe have the opportunity to contribute value appreciation and earnings growth over time. Year to date, Piedmont has acquired four buildings: 1200 Enclave Parkway in Houston, TX; The Dupree and The Medici buildings in Atlanta, GA, and the 500 W. Monroe building in downtown Chicago, IL. We believe each of these buildings was acquired at an attractive price per square foot and has income growth potential through increased occupancy. Our extensive leasing and operational experience, as well as our local market knowledge, is expected to allow us to add enterprise value from these acquisitions.

As part of the process of recycling capital out of non-core assets (assets which we believe have limited rental rate growth or appreciation potential), Piedmont sold, or is under contract to sell, five buildings in non-core markets. Piedmont has completed the sale of joint ventures at 360 Interlocken Boulevard in suburban Denver, CO and 47300 Kato Road in Fremont, CA as well as wholly-owned assets such as Eastpointe Corporate Center in suburban Seattle, WA and 5000 Corporate Court in Holtsville, NY. We continue to work with the buyer of the 35 West Wacker building in Chicago and expect to complete this transaction in October of this year.

Dividend Outlook

Looking forward over the next twelve to eighteen months, the commencement of several previously executed leases with lower rental rates coupled with the anticipated expiration of certain large leases and the estimated capital requirements necessary to retain the existing tenants or re-tenant the spaces, will impact our 2012 cash flow. Although our dividend has been covered out of our operating cash flow for the past several years, it was not covered by our cash flow in the second quarter of 2011 after making capital investments in tenant improvements. Further, we do not anticipate fully covering our current quarterly dividend from operating cash flow after capital expenditures for the remainder of 2011 and 2012. Management is closely monitoring the current cash flow generation and capital needs of the company. If cash flow forecasts do not improve, we anticipate adjusting the current annual dividend payout rate of $1.26 per share closer to our anticipated taxable income level of approximately 80 cents per share beginning in 2012.

Piedmont has faithfully preserved an exceptionally strong balance sheet with high quality office properties throughout our operating history. For years, we have diligently sought to prudently maintain our dividend payout rate as high as possible without jeopardizing the long-term strength of the company. As a publicly traded company, it is incumbent that we maintain our dividend below our cash flow generation and near to industry payout ratios.

To summarize, our business strategy is to drive stable returns by combining high quality, well-located, well-leased buildings in our concentration markets with quality value-add properties that will drive both funds from operations growth and asset appreciation over time. All the while, we remain committed to maintaining our low leveraged operating position. We have never taken our mission of building value through stewardship more seriously than in these uncertain times. We appreciate the confidence and trust that you have placed in us and we will continue to work diligently to build the value of your Piedmont investment.

Donald A. Miller, CFA
Chief Executive Officer and President

Certain statements contained in this letter constitute forward-looking statements within the meaning of the federal securities laws. We intend for all such forward- looking statements to be covered by applicable safe-harbor provisions. Forward-looking statements can generally be identified by our use of forward- looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “continue” or similar words or phrases that are predictions of future events or trends and which do not relate solely to historical matters. Examples of such statements in this letter include the ability of newly acquired properties to contribute value appreciation and earnings growth; our success in adding enterprise value as a result of our extensive leasing and operational experience and local market knowledge; the completion of the sale of the 35 W. Wacker building; whether we will fully cover our dividend out of operating cash flow for the remainder of 2011 or 2012; and whether and how much we may adjust our dividends. Forward-looking statements are subject to certain risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. These risks include the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at www.sec.gov. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this letter. We cannot guarantee the accuracy of any of the forward-looking statements contained in this letter, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.